Exhibit 99

PRESS RELEASE	For Immediate Release
TERRY LANNI ANNOUNCES RETIREMENT

Jim Murren Recommended as new Chairman & CEO
Las Vegas, November 13, 2008 - MGM MIRAGE (NYSE: MGM) Chairman and CEO Terry Lanni notified the Company today that he is retiring from his executive positions, effective November 30, but will remain as a member of the Board of Directors.
Mr. Lanni said, “I have served as Chairman for more than 13 years and have seen this company grow from owning one resort in Las Vegas to 17 resorts internationally, with joint ventures around the world. I believe it is now time to step aside from full-time engagement and turn over the reins to the new generation. I am recommending to the Board of Directors that Jim Murren succeed me as chairman and CEO. Jim is fully equipped to lead the company through these turbulent times in the global economy and take it to new levels of growth and success.”
Terry Lanni, 65, joined MGM Grand, Inc. in June 1995, as President and Chief Executive Officer and a member of the Board of Directors. In July 1995 he was named to his current position. Mr. Lanni guided MGM MIRAGE through periods of unprecedented growth, including mergers with Mirage Resorts (2000) and Mandalay Resort Group (2005). He also led the business through uncertain economic times, especially in the aftermath of the tragedy of 9-11.
“The Company will always be indebted to Terry for his many years of leadership and wisdom. We are delighted that he will remain as a member of the Board and that the Company will have available his wealth of experience and institutional knowledge,” said Kirk Kerkorian, majority shareholder of MGM MIRAGE.
MGM MIRAGE President and COO Jim Murren said, “I respect Terry’s personal decision and I am honored that he is recommending me to the Board to serve as his successor. I will continue to devote all of my energies to this great company. As a direct result of Terry’s leadership, we have a remarkable depth of seasoned management and I am confident of our Company’s ability to manage through the current economy and emerge stronger, more vigorous and well-positioned to capitalize on future opportunities as the economy rebounds from its current slowdown.”
The MGM MIRAGE Board of Directors will take up the issue of formally naming Mr. Lanni’s successor at an upcoming meeting.
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About MGM MIRAGE
MGM MIRAGE (NYSE: MGM), one of the world’s leading and most respected development companies with significant holdings in gaming, hospitality and entertainment, owns and operates 17 properties located in Nevada, Mississippi and Michigan, and has 50% investments in four other properties in Nevada, New Jersey, Illinois and Macau. MGM MIRAGE is developing major casino and non-casino resorts, separately and with partners in Las Vegas, Atlantic City, the People’s Republic of China and Abu Dhabi, U.A.E. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE has received numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” Under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

CONTACTS:
Investment Community	Media
DAN D’ARRIGO	ALAN M. FELDMAN
Executive Vice President and Chief Financial Officer	Senior Vice President of Public Affairs
(702) 693-8895	(702) 650-6945 OR afeldman@mirage.com

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 • WWW.MGMMIRAGE.COM